QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

Faegre Baker Daniels LLP
3200 Wells Fargo Center 1700 Lincoln Street
Denver Colorado 80203-4532
Phone +1 303 607 3500
Fax +1 303 607 3600

March 25, 2013

The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921

Re:    The Spectranetics Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for The Spectranetics Corporation, a Delaware corporation (the "Company"). In such capacity, we have examined the above-referenced Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), which the Company has filed covering the sale of the following securities (collectively, the "Securities") having an aggregate initial offering price of up to $250,000,000:

  (i)
  Senior and subordinated debt securities (together, the "Debt Securities"), issuable directly or upon exercise of Warrants (as defined below);

  (ii)
  preferred stock (the "Preferred Stock"), of the Company, issuable directly or upon conversion of Debt Securities or upon exercise of Warrants;

  (iii)
  common stock (the "Common Stock") of the Company, issuable directly or upon conversion of Debt Securities or Preferred Stock, or upon exercise of Warrants;

  (iv)
  warrants to purchase Debt Securities, Preferred Stock, or Common Stock (collectively, the "Warrants"); and

  (v)
  units consisting of one or more Warrants, Debt Securities, shares of Preferred Stock, shares of Common Stock or any combination of such securities ("Units").

        The Securities may be offered in separate series, in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus constituting a part of the Registration Statement, and in the Registration Statement. Except as otherwise set forth in the applicable prospectus supplement: (a) any Common Stock will be issued under the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"); (b) any series of Preferred Stock will be issued under the Certificate of Incorporation and a certificate of designations (a "Certificate of Designations") to be approved by the Board of Directors of the Company or a committee thereof and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the Delaware General Corporation Law; (c) any Debt Securities will be issued under one or more indentures in the form filed as Exhibit 4.5 to the Registration Statement, with appropriate insertions (the "Indenture"), to be entered into by the Company and a trustee or trustees to be named by the Company ("Trustee"); (d) any Warrants will be issued under warrant agreements ("Warrant Agreements"), to be entered into by the Company and warrant agents to be named by the Company (each a "Warrant Agent"); and (e) any Units may be issued directly by the Company or pursuant to an underwriting or purchase agreement.

        As part of the corporate actions taken and to be taken in connection with the issuance of the Securities (the "Corporate Proceedings"), the Board of Directors, a committee thereof or certain authorized officers of the Company as authorized by the Board of Directors will, before the Securities are issued and sold under the Registration Statement, authorize the issuance and approve the terms of any Securities to be issued and sold from time to time under the Registration Statement.

        We have examined or are otherwise familiar with the Certificate of Incorporation, the Amended and Restated Bylaws of the Company, the Registration Statement, such of the Corporate Proceedings as have occurred as of the date hereof, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

        Based on the foregoing and the assumptions that follow, we are of the opinion that:

  1.
  Upon (a) the completion of all required Corporate Proceedings relating to the issuance of the Common Stock, and (b) the execution, issuance and delivery of the certificates representing the Common Stock, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

  2.
  Upon (a) the due authorization, execution, acknowledgment, delivery and filing by the Company with, and recording by, the Delaware Secretary of State of the applicable Certificate of Designations, (b) the completion of all required Corporate Proceedings relating to the issuance of the Preferred Stock, and (c) the due execution, issuance and delivery of certificates representing the Preferred Stock pursuant to such Certificate of Designations, the Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

  3.
  Upon (a) the due authorization, execution and delivery of the Indenture by the Company and (b) the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), the Indenture will constitute a valid and binding obligation of the Company.

  4.
  Upon (a) the execution and delivery of the Indenture by the Company, (b) the qualification of such Indenture under the Trust Indenture Act, (c) the completion of all required Corporate Proceedings relating to the issuance and terms of the Debt Securities, (d) the due execution and delivery of the Debt Securities, and (e) the due authentication of the Debt Securities by the Trustee, the Debt Securities will constitute valid and binding obligations of the Company.

  5.
  Upon (a) the completion of all required Corporate Proceedings relating to the issuance and terms of the Units, (b) the due execution and delivery of the Units by the Company, and (c) if applicable, the due authentication of the Units pursuant to an underwriting or purchase agreement, the Units will constitute valid and binding obligations of the Company.

  6.
  Upon (a) the completion of all required Corporate Proceedings relating to the issuance and terms of the Warrants, (b) the due execution and delivery of Warrant Agreements by the Company, (c) the due execution and delivery of the related Warrants, and (d) the due authentication of the related Warrants by the Warrant Agent, the Warrants will constitute valid and binding obligations of the Company.

        The foregoing opinions assume that (a) the Registration Statement and any amendments or prospectus supplements relating thereto have become and be effective pursuant to timely filings under the Securities Act; (b) a prospectus supplement describing each class and series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Securities and Exchange Commission (the "Commission"); (c) any Indenture and any Warrant Agreement has been duly authorized, executed and delivered by all parties thereto other than the

Company, and the Trustee, or the Warrant Agent, as applicable, will have complied with the terms and conditions of the Indenture or the Warrant Agreement, as applicable; (d) the consideration designated in the applicable Corporate Proceedings for any Securities shall have been received by the Company in accordance with applicable law; (e) any Securities issuable upon conversion, exchange, or exercise of any of the other Securities will have been duly authorized and reserved for issuance (in each case, within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities), and duly executed and delivered and validly issued, as the case may be; and (f) at the time of the delivery of the Securities, the Corporate Proceedings related thereto will not have been modified or rescinded; there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such Securities; none of the particular terms of such Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any issuance limit in the Corporate Proceedings, any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

        We have also assumed (i) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, (ii) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings, (iii) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in it, (iv) the satisfaction by each party to the referenced instrument or agreement (other than the Company) of those legal requirements that are applicable to it to the extent necessary to make the referenced instrument or agreement enforceable against it, (v) the compliance by each party to the referenced instrument or agreement (other than the Company) with all legal requirements pertaining to its status as such status relates to its rights to enforce such instrument or agreement against the Company, (vi) the accuracy and completeness of each document submitted for review and the authenticity of each document that is an original or, if such document is a copy, its conformance to an authentic original, (vii) the absence of any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and (viii) the compliance of the conduct of the parties to the referenced instrument or agreement with any requirement of good faith, fair dealing, and conscionability.

        Without limiting any other qualifications set forth herein, to the extent they relate to enforceability, each of the foregoing opinions is subject to the limitation that the provisions of the referenced instruments and agreements may be limited by bankruptcy or other laws of general application affecting the enforcement of creditors' rights and by general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and to the effect of generally applicable laws that (a) limit the availability of a remedy under certain circumstances where another remedy has been elected, (b) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or (c) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

        We express no opinion as to the laws of any jurisdiction other than the laws of the States of Colorado and New York, the federal laws of the United States of America and the Delaware General Corporation Law.

        This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,
FAEGRE BAKER DANIELS LLP
By:	/s/ Douglas R. Wright

QuickLinks

  Exhibit 5.1